Exhibit 10.22

PERSONAL & CONFIDENTIAL

McAfee, LLC

2821 Mission College Blvd.

Santa Clara, CA 95054

April 6, 2020

Lynne Doherty

Dear Lynne:

Hello and congratulations! On behalf of McAfee, LLC, I am thrilled to invite you to join a talented team of 7,000 passionate people around the globe and to offer you the full-time position of EVP, Global Sales and Marketing reporting to Peter Leav.

Some particulars. Your work location will be Washington, DC. Your new position is exempt, and you will be paid on a salaried basis. As part of a competitive compensation package, your annual base pay will be $850,000.

Additionally, you will be eligible to participate in an annual incentive plan with a total annual target of 105.9% of your base salary, or $900,000.

Long-term incentive plan

The parent holding company (“Parent”) of McAfee has established a long-term incentive plan that allows key employees, such as you, to share in the value of the company. As a reflection of your future achievements and contributions, your long-term incentive awards are expected to consist of profits interests (Management Incentive Units or “ MIUs”), a form of partnership interest in Parent, and restricted equity units (“RSUs”). Approximately 75% of your targeted award value would be comprised of MIUs and approximately 25% of your targeted award value would be comprised of RSUs. Through MIUs, you would share in the appreciation in the value, if any of McAfee from the date of grant. Through RSUs, you would share in the value of the company irrespective of any change in value from the date of grant, as RSUs are generally settled upon vesting in Parent’s common equity units. Your grant will be subject to time-based vesting conditions. The grant will be subject to the terms and conditions of Parent’s LLC agreement, a long-term incentive plan, and the award agreements. For additional information regarding your long-term incentive award, please see Addendum A.

Hiring Bonus

We’re pleased to offer you a hiring bonus package totaling $1,500,000 (less required tax withholdings and deductions) to be paid in the following installments: $500,000 to be earned on June 30, 2020; $500,000 to be earned on September 30, 2020; $500,000 to be earned on December 31, 2020. You must remain employed through each payment date in order to earn the associated hiring bonus payment. Hiring bonuses are expected to pay in the next 1-2 pay cycles after being earned.

Additionally, you understand and agree that if you resign for any reason or are terminated for cause (i) on or prior to June 30, 2021, you agree to repay 100% ($1,500,000) of the hiring bonus package to the Company, or (ii) on or between July 1, 2021 and September 30, 2021 you agree to repay $1,000,000 of the hiring bonus package to the company, or (iii) on or between October 1, 2021 and December 31, 2021 you agree to repay $500,000 of the hiring bonus package to the Company, and any repayment due will be made to the Company within 30 days following your termination date.

Severance

In the event you are terminated without “Cause” or you resign for “Good Reason”, you will be eligible to receive a severance amount equal to (i) one (1) year of your base salary in effect prior to your termination, plus (ii) a payment equal to the employer contribution rate in effect for similarly situated active employees for you and your eligible dependents to continue healthcare coverage under COBRA for one (1) year (the “Severance Amount”). In exchange for the foregoing severance benefits, you will sign a release in the form consistent with the form attached as Addendum B hereto and the release must become fully effective within sixty (60) days of the termination of your employment. The Severance Amount will be paid as salary continuation in accordance with McAfee’s regular payroll schedule, with the first installment being due on the first regular payroll date that follows the date on which the release is fully effective and including all amounts having accrued prior to such date.

“Cause” means your (i) conviction of an act of material fraud or dishonesty against McAfee or any of its affiliates; (ii) intentional refusal or willful failure to carry out the lawful and reasonable instructions of McAfee’s board of managers; (iii) commission of a felony or a misdemeanor crime involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (iv) gross misconduct or gross negligence in connection with the performance of your duties; (v) material breach of any provision of this agreement or any other employment or restrictive covenant agreement with McAfee or material violation of any material written policy or written code of conduct of McAfee or any of its affiliates that has been made available to you; (vi) breach of fiduciary duty to McAfee or any of its affiliates; (vii) failure to cooperate with McAfee or its affiliates in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your job; or (vii) breach of duty of loyalty to McAfee or any of its affiliates.

“Good Reason” means in each case, without your consent: (i) a material breach of this agreement by McAfee or any of its affiliates, (ii) a material diminution of your duties, responsibilities or status, (iii) material reduction by McAfee or any of its affiliates in your base salary or your target annual bonus opportunity, (iv) the relocation of your principal place of business by more than fifty (50) miles; or (v) McAfee’s failure to assume the obligations set forth in this letter agreement described as obligations of McAfee. In all cases, an event or condition shall not constitute “Good Reason” unless (x) within thirty (30) days of the occurrence of the event or condition you believe constitutes Good Reason you provide McAfee with a written notice (a “Good Reason Notice”) that specifically explains the basis for your belief that facts constituting Good Reason exist, (y) in the case of any of the above events which is capable of being cured within thirty (30) days of McAfee’s receipt of the Good Reason Notice, McAfee fails to cure (or cause to be cured) the applicable event or condition within thirty (30) days after McAfee’s receipt of the Good Reason Notice, and (z) you actually terminate your employment within sixty (60) days after McAfee’s receipt of the Good Reason Notice.

If any portion of your severance qualifies as “deferred compensation” subject to Section 409A of the Internal Revenue Code (along with the regulations thereunder, “Section 409A”) and the release could become effective in either of two taxable years, notwithstanding anything to the contrary herein the first installment of the severance will be paid on the first payroll date in the later taxable year. Each payment of severance and benefits will be treated as a “separate payment” for purposes of Section 409A and references to termination of employment will be construed to require a separation from service as defined in Section 409A (after giving effect to the presumptions set forth therein). In the event that your COBRA subsidy is determined to result in any additional tax or penalty to you, McAfee or any of its affiliates under Section 105(h) of the Internal Revenue Code or the non-discrimination provisions of the Patient Protection and Affordable Care Act, as amended, the parties agree to cooperate in good faith to restructure such benefit to avoid or minimize such issues.

Comprehensive Benefits

McAfee is a great place to work. One of the reasons this holds true is the collection of outstanding benefits we offer. You will be eligible for our 401(k), our health benefits, dental, vision, disability and life insurance. In addition, we offer flexible work arrangements (for some roles), holidays and unlimited PTO, education reimbursement, and volunteer opportunities. Of course, each of these benefits is subject to the terms and conditions of the benefit program and plans, including waiting periods for some.

Mandatory Requirements

We have to verify your eligibility to work at McAfee before your start date. For example, your offer of employment is conditioned upon your satisfactory completion of a background investigation, as well as your meeting all requirements of the position offered to you. Similarly, because McAfee works in technology areas that are subject to export controls by the United States government, we must obtain authorization from the Bureau of Industry and Security and the U.S. Department of Commerce before employing citizens from certain controlled countries. If you are subject to export controls, your offer of employment is contingent upon McAfee’s timely acquisition of an export license on your behalf. Moreover if you are a foreign national requiring sponsorship to obtain the indefinite right to work in the U.S., you must meet McAfee’s sponsorship guideline by filling a position for which McAfee experiences a shortage of qualified and available U.S. Workers and meeting the requirements for obtaining a work visa and permanent residence. We reserve the right to withdraw your offer of employment if we are unable to secure such a license in a timely manner or if you fail to meet the conditions described in this paragraph.

While McAfee is an equal opportunity employer that hires thousands of people from all over the globe, the Immigration and Nationality Act requires all new McAfee employees to provide documentation of their legal right to work in the United States as a condition of employment. To help you breeze through this requirement, we have provided a “List of Acceptable Employment Verification Documents” at www.uscis.gov/i-9-central/acceptable-documents. All you need to do is bring these documents with you on your first day in order to complete the hiring process. It’s that easy.

Your employment at McAfee is “at will,” which means that both McAfee and you have the right to end your employment at any time, with or without advance notice, and with or without cause. In addition, your employment is contingent on you signing the enclosed Proprietary Information and Inventions Assignment Agreement and Arbitration Agreement. These documents outline your obligations as an employee and provide a framework for the resolution of any disputes that may arise out of your employment. Both must be signed and returned prior to your start date.

Finally, we intend this offer letter to capture completely all the terms of your employment offer. If you think we have missed something, please let us know ASAP. Additionally, if you don’t start on the start date we agreed upon with you, this offer could be rescinded.

To indicate your acceptance of McAfee, Inc.’s offer, please sign and return this letter to Chatelle Lynch within seven (7) days from offer date.

We are excited to have you join the McAfee team.

Sincerely,

Chatelle Lynch

SVP, Chief People Officer

I understand, accept and agree to the terms of this letter.

Lynne Doherty
Signature of Candidate

4/10/2020
Date

ADDENDUM B

Form of Release

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the severance pay and benefits to be provided to me under the offer letter between me and McAfee, LLC (the “ Company”) dated April 6, 2020 (the “Offer Letter”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and its current and past parents, subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way related to, connected with or arising out of my employment or its termination, the Offer Letter, the offer letter with the Company executed in December 2016, or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and/or the fair employment practices statute of the state or states in which I was previously employed by the Company or otherwise had a relationship with the Company or any of its subsidiaries or other affiliates, each as amended from time to time) (collectively, the “ Released Claims”). This Release of Claims shall not apply to (a) any claim that arises after I sign this Release of Claims, (b) any rights to indemnification that I may have, (c) any claim that may not be waived pursuant to applicable law, (d) my rights to severance pay and benefits under the Offer Letter as set forth on Schedule I1, (e) my rights following the date hereof with respect to any equity interests I hold in any parent entity of McAfee or any of its affiliates or (f) my rights to any vested benefits to which I am entitled under the terms of any of the Company’s benefit plans.

For the purpose of implementing a full and complete release and discharge of the Re leased Parties, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all Released Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release contemplates the extinguishment of such Released Claims.

Notwithstanding the foregoing, nothing in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding, or any related complaint or lawsuit filed by me or by anyone else on my behalf.

[1]	Schedule to reflect severance owed at termination.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to [twenty-one (21)/forty-five (45)]2 days from the date I receive it and that I may not sign this Release of Claims until after the date my employment with the Company terminates. I also acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the [Chief Executive Officer]3 of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Name:

Date Signed:

[2]	To be determined by the Company at the time of separation.
[3]	Appropriate person to be determined at time of termination.